EXHIBIT 23.1



             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Superior Energy Services, Inc.:

     We consent to the use of our report incorporated by reference herein, dated March 9, 1999, with respect to the consolidated balance sheets of Superior Energy Services, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                   /s/  KPMG LLP

                                   KPMG LLP

New Orleans, Louisiana
August 31, 1999